Exhibit (a)(5)(D)

Notice of Offer To Purchase for Cash

All Outstanding Shares of Common Stock

of

TRIMERIS, INC.

at

$3.60 Net Per Share in Cash

by

RTM Acquisition Company

a wholly-owned subsidiary

of

Arigene Co., Ltd.

RTM Acquisition Company, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Arigene Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Arigene”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Trimeris, Inc., a Delaware corporation (“Trimeris”), at a purchase price of $3.60 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 19, 2009 (the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, NOVEMBER 16, 2009, UNLESS THE OFFER IS EXTENDED.

For purposes of the Offer, including any Subsequent Offering Period (as defined in the Offer to Purchase), the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to Computershare Trust Company, N.A. (the “Depositary”) of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with book-entry transfer, and (3) any other documents required by the Letter of Transmittal.

Subject to its right to terminate the Merger Agreement (as defined in the Offer to Purchase) in accordance with its terms, Arigene shall, at the request of Trimeris, cause the Purchaser to extend the Offer one or more periods (in consecutive increments of not more than 10 business days) if, at any time when the Offer is scheduled to expire, any of the conditions to the Offer are not satisfied or waived. However, the Purchaser will not be required to extend the Offer beyond December 31, 2009.

The Merger Agreement also provides that, following the Purchaser’s acceptance and payment for Shares representing a majority of the Shares then outstanding tendered in the Offer, the Purchaser may, without the consent of Trimeris, in order to enable it to acquire 90% of the Shares then outstanding, provide for a Subsequent Offering Period, not in excess of 10 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during which stockholders of Trimeris may tender, but not withdraw, their Shares and receive the Offer Price. If immediately following the Purchaser’s acceptance and payment for Shares representing a majority of the Shares then outstanding tendered in the Offer, the Purchaser beneficially owns more than 80% but less than 90% of the Shares then outstanding, if requested by Trimeris, the Purchaser must provide for a Subsequent Offering Period of between 3 and 10 business days, unless Arigene exercises the Top-Up Option (as defined in the Offer to Purchase).

Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. “Expiration Date” means 12:00 midnight, Eastern time, on Monday, November 16, 2009, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), has extended the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

Shares may be tendered by delivering the certificates representing the Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If the Shares are held in street name (through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by such nominee through The Depository Trust Company. If the required documents or instruments cannot be delivered to the Depositary by the expiration of the Offer, participation in the Offer is still permitted by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined in the Offer to Purchase) guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within 3 Nasdaq Global Market trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that 3 trading day period.

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion. None of the Purchaser, Arigene, any of their affiliates or assigns, the Depositary, Georgeson, Inc., which is acting as information agent for the Offer (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Trimeris has provided the Purchaser with Trimeris’ stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of the Shares.

Any questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokerage Firms, Please Call:

(212) 440-9800

Stockholders and All Others Call Toll-Free

(866) 873-6989

October 19, 2009